UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 13, 2005

WITS BASIN PRECIOUS MINERALS INC.
(Exact Name of Registrant as Specified in Charter)

Minnesota	1-12401	84-1236619
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 South 8th Street, Suite 900	55402
Minneapolis, Minnesota (Address of Principal Executive Offices)	(Zip Code)

612.349.5277
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 13, 2005, the Registrant’s Board of Directors (the “Board”) authorized the issuance of a 2-year warrant to Stephen D. King, a current Board member, to purchase 1,000,000 shares of the Registrant’s common stock at an exercise price of $0.15 per share. The warrant was issued as consideration for Mr. King’s continued consulting services of strategic merger, acquisition, corporate advice pertaining to the Registrant’s Colorado mining opportunities and for providing a personal guaranty to secure corporate financing.

On October 13, 2005, the Registrant’s Board authorized the reduction in the exercise price of a warrant issued to Relevant Marketing, LLC (“Relevant”) on April 22, 2005, for public relations, marketing services and Internet consulting. Relevant will be allowed a reduced price on the 300,000 stock purchase warrants held, to reflect a $0.15 per share exercise price, a reduction of $0.35 per share from the original issue exercise price of $0.50. Relevant’s CEO is Deb Kramer, who is married to Stephen D. King.

Item 3.02. Material Modifications to Rights of Security Holders.

On October 13, 2005, the Registrant’s Board authorized an extension to 4,241,500 warrants (the “Warrants”) issued in connection with the Registrant’s October 2003 private placement. The common stock underlying the Warrants is currently available for resale under a base Prospectus dated May 4, 2005. The Warrants were originally due to expire in October 2004, but were extended by the Board to October 2005. Currently, 2,579,000 of the Warrants are to expire on October 14, 2005, and 1,662,500 of the Warrants are to expire on October 24, 2005. The Board has authorized an extension in the expiration of the Warrants from the previous extended dates until November 30, 2005.

The terms of the Warrants are as follows: each Warrant represents the right to purchase one (1) share of the Registrant’s common stock, $0.01 par value, at an exercise price of $0.75 per share until November 30, 2005. The warrants are redeemable by the Registrant at a redemption price of $0.01 per redeemable warrant at any time on 10 days’ notice, provided that the market price of its common stock equals or exceeds $0.75 per share for 10 consecutive trading days.

Item 9.01.   Financial Statements and Exhibits.

(c) Exhibits:

None

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WITS BASIN PRECIOUS MINERALS INC.

Date: October 17, 2005	By:	/s/ Mark D. Dacko
Mark D. Dacko
Chief Financial Officer